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                                                          OMB APPROVAL
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                               UNITED STATES   OMB Number:             3235-0145
          SECURITIES AND EXCHANGE COMMISSION   Estimated  average  burden  hours
                     Washington, D.C.  20549   per response................14.90
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                                  SCHEDULE 13G

            INFORMATION STATEMENT TO BE INCLUDED IN STATEMENTS FILED
         PURSUANT TO RULES 13d-1 (b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. 2 )*

                                 SPS Commerce Inc
                     ---------------------------------------
                                (Name of Issuer)


                                     COMMON
                        --------------------------------
                         (Title of Class of Securities)


                                    78463M107
                                -----------------
                                 (CUSIP Number)


                                December 31, 2011
                      -------------------------------------
             (Date of Event Which Requires Filing of This Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]      Rule 13d-1(b)

          [_]      Rule 13d-(c)

          [_]      Rule 13d-1(d)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  -----------------------
  CUSIP NO. 78463M107                  13G                 Page 2  of  5 Pages
                                                                --     --
-----------------------                                  -----------------------

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    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

           Wall Street Associates, LLC  (IRS No. 37-1536872)
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [_]
                                                                         (b) [_]

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    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           A California Corporation

--------------------------------------------------------------------------------
NUMBER OF SHARES     5      SOLE VOTING POWER
  BENEFICIALLY
    OWNED BY                165,200
      EACH
    REPORTING    ---------------------------------------------------------------
     PERSON          6      SHARED VOTING POWER
      WITH
                            -0-
                 ---------------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER

                            499,900

                 ---------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           499,900

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.14 %

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1        (a)      Name of Issuer:
                       --------------
                       SPS Commerce Inc
              (b)      Address of Issuer's Principal Executive Offices:
                       -----------------------------------------------
                       333 South Seventh St., Suite 1000
                       Minneapolis, MN 55402

Item 2        (a)      Name of Person Filing:
                       ---------------------
                       Wall Street Associates, LLC

              (b)      Address of Principal Business Office:
                       ------------------------------------
                       1200 Prospect Street Suite 100
                       La Jolla, CA 92037

              (c)      Citizenship:
                       -----------
                       Not Applicable.

              (d)      Title of Class of Securities:
                       ----------------------------
                       Common Stock

              (e)      CUSIP Number:
                       ------------
                       78463M107

Item 3        If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
              ------------------------------------------------------------------
              check whether the person filing is a:
              -------------------------------------

              (a)      [_] Broker or dealer registered under Section 15 of the
                           Exchange Act;

              (b)      [_] Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

              (c)      [_] Insurance company as defined in Section 3(a)(19) of
                           the Act;

              (d)      [_] Investment company registered under Section 8 of the
                           Investment Company Act;

              (e)      [X] Investment adviser registered under Section 203 of
                           the Investment Advisors Act of 1940;

              (f)      [_] Employee benefit plan or endowment fund in accordance
                           with Rule 13d-1(b)(1)(ii)(F);

              (g)      [_] Parent holding company or control person, in
                           accordance with 13d-1(b)(ii)(G);

              (h)      [_] Savings association as defined in Section 3(b) of the
                           Federal Deposit Insurance Act;

              (i)      [_] Church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)      [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

              If this statement is filed pursuant to Rule 13d-1(c), check this
              box.     [_]

Item 4        Ownership.
              ---------

              (a)      Amount beneficially owned: 499,900

              (b)      Percent of Class:  4.14 %

              (c)      Number of shares as to which such person has:

              (i)      Sole power to vote or direct the vote: 165,200

              (ii)     Shared power to vote:  -0-

              (iii)    Sole power to dispose or direct the disposition of:
                                                                       499,900

              (iv)     Shared power to dispose or direct the disposition of:
                                                                            -0-

Item 5        Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6        Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not Applicable

Item 7        Identification and Clarification of the Subsidiary Which Acquired
              -----------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              ------------------------------------------------------------

              Not Applicable.

Item 8        Identification and Clarification of Members of the Group.
              --------------------------------------------------------

              Not Applicable.

Item 9        Notice of Dissolution of Group.
              ------------------------------

              Not Applicable.

Item 10       Certification.
              -------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                          SIGNATURE
                                          ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: February 14, 2012


                                      /s/ William Jeffery III
                                    ---------------------------------
                                    William Jeffery, III/President